Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following table presents unaudited pro forma condensed consolidated financial information about the financial condition and results of operations of DaVita Inc., or DaVita, after giving effect to the proposed acquisition, or Merger, of HealthCare Partners Holdings, LLC, or HCP. The unaudited pro forma condensed consolidated income statement data for the six months ended June 30, 2012 and the year ended December 31, 2011 give effect to the Merger as if the Merger had taken place on January 1, 2011. The unaudited pro forma condensed consolidated balance sheet data gives effect to the Merger as if it had taken place on June 30, 2012.

The following unaudited pro forma condensed consolidated financial information has been prepared by applying the purchase method of accounting with DaVita treated as the acquirer and does not give effect to any potential cost savings or other operating efficiencies that could result from the Merger. In addition, DaVita’s fair value of consideration paid to HCP unitholders will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the Merger. The allocation is dependent upon certain valuations and other studies that have not progressed to the state where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information in this prospectus supplement. The actual number of shares of DaVita common stock issued in respect of each unit of HCP in the Merger will be established shortly before completion of the Merger.

The unaudited pro forma condensed consolidated financial information set forth below has been presented for informational purposes only and is not necessarily indicative of what the consolidated financial condition or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information presented below does not purport to project the consolidated financial condition or operating results for any future period.

Unaudited pro forma condensed consolidated statement of income

Year ended December 31, 2011

			Pro forma adjustment(i)
	Historical DaVita	Historical HCP	Merger and related financing		Pro forma consolidated
	(dollars in millions, except per share data)
Net dialysis patient service revenues, less provision for uncollectable accounts of $190	$6,273	$—			$6,273
Integrated care revenue	—	2,375			2,375
Other revenues(1)	519	47			566

Net operating revenues	6,792	2,422			9,214

Operating expenses and charges:
Patient care costs	4,681	1,721			6,402
General and administrative	691	207	(2	)(a)	896
Depreciation and amortization	267	31	143	(a)	425
			(16	)(a)
Provision for uncollectible accounts	7	—			7
Equity investment income	(9)	(25)			(34)
Goodwill impairment charge	24	—			24

Total operating expenses and charges	5,661	1,934			7,720

Operating income	1,131	488			1,494
Debt expense	(241)	(16)	(169	)(b)	(434)
			(12	)(b)
			17	(b)
			(13	)(b)
Other income	3	8			11

Income from continuing operations before income taxes	893	480			1,071
Income tax expense	316	71	3	(c)	390

Income from continuing operations	577	409			681
Discontinued operations:
Income from operations of discontinued operations, net of tax	1	—			1
Loss on disposal of discontinued operations, net of tax	(5)	—			(5)

Net income	573	409			677
Less: Net income attributable to noncontrolling interests	(95)	—			(95)

Net income attributable to DaVita Inc.	$478	$409			$582

Earnings per share:
Basic income from continuing operations per share attributable to DaVita Inc.	$5.09				$5.63

Basic net income per share attributable to DaVita Inc.	$5.05				$5.59

Diluted income from continuing operations per share attributable to DaVita Inc.	$4.99				$5.53

Diluted net income per share attributable to DaVita Inc.	$4.96				$5.49

Weighted average shares for earnings per share:
Basic	94,658,027		9,380,312		104,038,339

Diluted	96,532,110		9,380,312		105,912,422

Amounts attributable to DaVita Inc.:
Income from continuing operations	$482				$586
Discontinued operations	(4)				(4)

Net income	$478				$582

(1)	Other revenues for DaVita include revenues from our ancillary services and strategic initiatives and fees for providing management and administrative services and the other revenues for HCP include revenues primarily from consulting services and fees from providing management and administrative services.

Notes to unaudited pro forma condensed consolidated statement of income

Year ended December 31, 2011

(a)	Reflects net amortization expense associated with the customer relationships, non-compete agreements and other intangible assets. The customer relationships are being amortized over seventeen years, the non-compete agreements are being amortized over three and seven years and the other intangible assets are being amortized over five to ten years, as set forth in the table below:

	Amount	Life	Amortization
	(dollars in millions)
Customer relationships	$940	17	$55
Non-compete agreements	$220	3-7	33
Other intangibles	$478	5-10	55

			$143

Historical HCP amortization expense of $16 million will be replaced with the estimated $143 million of amortization expense as a result of recording the acquisition at fair value.

Transaction costs of $2 million that were recognized during the year ended December 31, 2011 have been reversed since they represent non-recurring charges directly related to the transaction.

(b)	Reflects adjustments to interest expense to reflect: (i) increase in annual interest expense of $169 million associated with borrowings under the amended senior secured credit facilities and the incurrence of the additional senior indebtedness, (ii) the amortization of deferred financing costs and debt discount associated with the Financings of approximately $12 million, (iii) reduced interest expense associated with the repayment of HCP’s outstanding debt of approximately $14 million, and (iv) the amortization of previously recognized deferred financings costs and interest expense with respect to DaVita’s previously outstanding Term Loan A-2 of $3 million. Pro forma debt expense assumes a weighted average effective interest rate of 4.48% including the impact of our anticipated new swap agreements for the year ending December 31, 2011. Pro forma debt expense assumes the interest rates on the financings that we expect to obtain at the time of closing, actual interest rates may vary. An increase or decrease of 0.125% in the interest rate applicable to the additional $3,802 million of indebtedness at closing of the Merger would result in an approximate change of approximately $5 million in debt expense annually (assuming that (A) DaVita will enter into swap agreements with respect to the additional borrowings under the amended senior secured credit facilities with a notional amount of $1,350 million and associated debt expense of $13 million and (B) the prevailing LIBOR rate on the closing date of the Merger will be less than the assumed interest rate floor of 1.00% associated with the portion of the additional borrowings under the amended senior secured credit facilities that will not be subject to the swap agreements referred to in clause (A)).
(c)	Reflects the adjustment to the income tax expense amount of $3 million based on the overall pro forma pre-tax income at 40.0% after considering noncontrolling interests.

(i)	The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2011 gives effect to the acquisition of HCP and related borrowings as if each had occurred on January 1, 2011.

Unaudited pro forma condensed consolidated statement of income six months ended June 30, 2012

			Pro forma adjustment(i)
	Historical DaVita	Historical HCP	Merger and related financing		Pro forma consolidated
	(dollars in millions, except per share data)
Dialysis patient service operating revenue, less provision for uncollectable accounts of $107	$3,465	$—			$3,465
Integrated care revenue	—	1,294			1,294
Other revenues(1)	332	28			360

Net operating revenues	3,797	1,322			5,119

Operating expenses and charges:
Patient care costs	2,575	940			3,515
General and administrative	422	110	(19	)(a)	513
Depreciation and amortization	154	16	72	(a)	234
			(8	)(a)
Provision for uncollectible accounts	4	—			4
Equity investment income	(5)	(12)			(17)
Legal proceeding contingency accrual and related expenses	78				78

Total operating expenses	3,228	1,054			4,327

Operating income	569	268			792
Debt expense	(122)	(6)	(83	)(b)	(212)
			(6	)(b)
			11	(b)
			(6	)(b)
Other income, net	2	4			5

Income before income taxes	449	266			585
Income tax expense	164	33	23	(c)	220

Net income	285	233			365
Less: Net income attributable to noncontrolling interests	(49)	—			(49)

Net income	$236	$233			$316

Earnings per share:
Basic	$2.51				$3.06

Diluted	$2.46				$3.01

Weighted average shares for earnings per share:
Basic	93,970,295		9,380,312		103,350,607

Diluted	95,865,605		9,380,312		105,245,917

(1)	Other revenues for DaVita include revenues from our ancillary services and strategic initiatives and fees for providing management and administrative services and the other revenues for HCP include revenues primarily from consulting services and fees from providing management and administrative services.

Notes to unaudited pro forma condensed consolidated statement of income six months ended June 30, 2012

(a)	Reflects net amortization expense associated with the customer relationships, non-compete agreements and other intangible assets. The customer relationships are being amortized over seventeen years, the non-compete agreements are being amortized over seven and three years and the other intangible assets are being amortized over five to ten years, as set forth in the table below:

	Amount	Life	Amortization
	(dollars in millions)
Customer relationships	$940	17	$28
Non-compete agreements	$220	3-7	16
Other intangibles	$478	5-10	28

			$72

Historical HCP amortization of $8 million will be replaced with the estimated $72 million of amortization expense as a result of recording the acquisition at fair value.

Transaction costs of $19 million that were recognized during the first quarter of 2012 have been revered since they represent non-recurring charges directly related to the transaction.

(b)	Reflects adjustments to interest expense to reflect: (i) increase in annual interest expense of $83 million associated with borrowings under the amended senior secured credit facilities and the incurrence of the additional senior indebtedness, (ii) the amortization of deferred financing costs and debt discount associated with the offering of notes and the use of proceeds therefrom and the expected amendment of and initial borrowings under DaVita’s senior secured credit facilities, or Financings of approximately $6 million, (iii) reduced interest expense associated with the repayment of HCP’s outstanding debt of approximately $6 million, and (iv) the amortization of previously recognized deferred financings costs and interest expense with respect to DaVita’s previously outstanding Term Loan A-2 of $5 million. Pro forma debt expense assumes a weighted average effective interest rate of 4.49% including the impact of our anticipated new swap agreements for the six months ended June 30, 2012. Pro forma debt expense assumes the interest rates on the financings that we expect to obtain at the time of closing, actual interest rates may vary. An increase or decrease of 0.125% in the interest rate applicable to the additional $3,802 million of indebtedness at closing of the Merger would result in an approximate change of approximately $2 million in debt expense for the six month period (assuming that (A) DaVita will enter into swap agreements with respect to the additional borrowings under the amended senior secured credit facilities with a notional amount of $1,350 million and associated debt expense of $6 million and (B) the prevailing LIBOR rate on the closing date of the Merger will be less than the assumed interest rate floor of 1.00% associated with the portion of the additional borrowings under the amended senior secured credit facilities that will not be subject to the swap agreements referred to in clause (A)).
(c)	Reflects the adjustment to the income tax expense amount of $23 million based on the overall impact of the pro forma pre-tax income at 41.0% after considering noncontrolling interests.

(i)	The unaudited pro forma condensed consolidated statement of income for the six months ended June 30, 2012 gives effect to the acquisition of HCP and related borrowings as if each had occurred on January 1, 2011.

DAVITA INC. AND HEALTHCARE PARTNERS HOLDINGS, LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited pro forma condensed consolidated balance sheet

As of June 30, 2012

			Pro forma adjustments(i)
	Historical DaVita	Historical HealthCare Partners	DaVita and HealthCare Partners Merger(a)	Related Borrowings		Pro forma Consolidated
	(dollars in millions)
Assets
Cash and cash equivalents	$273	$355	$(3,592)	$3,712	(b)	$206
				(542	)(f)
Short-term investments	9	180				189
Accounts receivable, net	1,250	172				1,422
Inventories	78	—				78
Other receivables	211	—				211
Other current assets	46	106				152
Income tax receivable	12			1	(e)	19
				4	(d)
				2	(f)
Deferred income taxes	300	7	(7)			300

Total current assets	2,179	820				2,577
Property and equipment, net	1,586	79				1,665
Amortizable intangibles, net	162	158	1,638	52	(d)	1,850
			(158)	(2	)(e)
Notes receivable, net	—	8				8
Equity investments	28	—	4			32
Long-term investments	12	—				12
Other long-term assets	30	62	(4)	(5	)(f)	83
Goodwill	5,258	288	3,361			8,716
			158
			(288)
			(68)
			7

	$9,255	$1,415				$14,943

Liabilities and shareholders’ equity
Accounts payable	$299	$222				$521
Other liabilities	395	—	$144			539
Accrued compensation and benefits	436	—				436
Medical claims and related payables	—	228				228
Current portion of long-term debt	106	30		(2	)(b)	188
				84	(c)
				(30	)(f)

Total current liabilities	1,236	480				1,912
Long-term debt	4,393	512		(196	)(b)	8,086
				4,000	(c)
				(84	)(c)
				(27	)(d)
				(512	)(f)
Other long-term liabilities	147	107	116			370
Alliance and product supply agreement, net	17	—				17
Deferred income taxes	431	68	200			631
			(68)

Total liabilities	6,224	1,167				11,016

			Pro forma adjustments(i)
	Historical DaVita	Historical HealthCare Partners	DaVita and HealthCare Partners Merger(a)	Related Borrowings		Pro forma Consolidated
	(dollars in millions, except per share data)
Noncontrolling interests subject to put provisions	523	—				523
Shareholders’ equity:
Preferred stock ($0.001 par value; 5,000,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value; 450,000,000 shares authorized; 134,862,283 shares issued; 94,486,725 and 103,867,037 shares outstanding historically and on a pro forma basis, respectively)	—	—				—
Additional paid-in capital	565	—	536			1,101
Retained earnings	3,431	—		(1	)(e)	3,420
				(7	)(d)
				(3	)(f)
Treasury stock, at cost (40,375,558 shares historically and 30,995,246 on a pro forma basis)	(1,598)	—	371			(1,227)
Accumulated other comprehensive loss	(19)	—				(19)

Total DaVita Inc. shareholders’ equity	2,379	—				3,275
Members equity	—	248	(248)			—
Noncontrolling interests not subject to put provisions	129	—				129

Total equity	2,508	248				3,404

Total liabilities plus shareholders’ equity	$9,255	$1,415				$14,943

Notes to unaudited pro forma condensed consolidated balance sheet

(a)	The purchase of HCP for approximately $4,749 million comprised of $3,592 million in cash (which includes the effect of an estimated negative working capital adjustment of $68 million), a $275 million contingent earn-out consideration with a preliminary estimated fair value of $250 million and $907 million from the issuance of 9,380,312 shares of DaVita common stock valued at the closing market price as reported by the NYSE as of August 10, 2012. The purchase price is subject to a final working capital true-up adjustment at closing.

(dollars in millions)
Customer relationships	$940
Practice management tools	250
Non-compete agreements	220
Trade names	220
Provider network	8
Net tangible liabilities	(198)
Deferred income taxes	(200)
Other closing liabilities	(10)
Goodwill	3,519

$4,749

Goodwill is also being adjusted for the elimination of HCP’s historical amounts for goodwill and deferred taxes in the amount of $288 million and $61 million, respectively.

Assuming the Company’s stock price were to either decrease or increase by 15% as compared to the price on August 10, 2012, then the overall purchase price would be adjusted by approximately $136 million and would result in a corresponding adjustment to goodwill.

Of the total contingent earn-out consideration, $134 million is expected to be short-term and the balance of $116 million is considered to be long-term.

The $275 million total contingent earn-out consideration as described above can be earned in two tranches. The first tranche consists of $137.5 million if the EBITDA for HCP for 2012 is equal or greater than $550 million and the second tranche consists of $137.5 million if the earn-out EBITDA for HCP for 2013 is equal or greater than $600 million. We have estimated the preliminary fair value of the contingent earn-out consideration to be $250 million as of the expected closing date. The contingent earn-out consideration will subsequently be remeasured to fair value at each reporting date until the contingency is resolved with changes in the liability due to the re-measurement recorded in earnings. Therefore, if HCP achieves both of these earn-out EBITDA targets, we would be required to record a charge to earnings in the amount of $25 million, primarily in 2013, representing the difference between the preliminary fair value of the contingent earn-out consideration of $250 million as compared to the total potential pay-out of $275 million.

Conversely, if the fair value of the contingent earn-out consideration were to decrease below the preliminary fair value amount of $250 million, we would then record a gain to earnings.

For purposes of this pro forma presentation, we estimate that the amounts for tangible assets and liabilities reflected on HCP’s consolidated balance sheet approximate the fair values of such assets and liabilities, and accordingly, such amounts have not been adjusted in the accompanying pro forma financial information. Our projections and underlying assumptions concerning the initial purchase price allocations and fair values of HCP’s identifiable assets, liabilities and contingent earn-out consideration represent our current best estimates and are based upon the information available to us at this time. However, these estimates are preliminary and subject to change based upon completion of final valuation analyses. Additionally, the final purchase price is subject to a working capital true-up adjustment. Accordingly, the final amounts will differ from the amounts shown above.

This includes the reclassification of equity investments of $4 million for consistent presentation.

(b)	Net proceeds of cash as a result of the Financings related to the acquisition of HCP as follows: net proceeds from borrowings under the amended senior credit facilities of $3,000 million, plus the net proceeds of $1,000 million from the incurrence of additional senior financing reduced by an estimated $90 million of fees and the pay-off of Term Loan A-2 for $198 million.

(c)	The borrowing under the amended senior secured credit facilities and from the incurrence of the additional senior financing is set forth in the table below:

(dollars in millions)
Senior secured credit facilities
Term Loan A-3	$1,350
Term Loan B-2	1,650

Total new Term Loans	3,000
Additional Senior Financing	1,000

Total borrowings	$4,000

Of the $4,000 million of total borrowings, $84 million is expected to be short-term and $3,916 million is expected to be long-term.

(d)	Fees and expenses totaling $90 million are expected to be paid from the proceeds of the borrowings and as described above and are as follows:

(dollars in millions)
Deferred financing costs	$52
Debt discount	27
Transaction costs (expensed)	11

$90

We estimate that all of the deferred financing costs of $52 million associated with the amended senior secured credit facilities and the incurrence of additional senior financing will be capitalized and that no existing deferred financing costs associated with the existing senior secured credit facilities, except for the Term Loan A-2, will be written off. However, these amounts are subject to change depending upon the final calculations that will determine the actual amount of deferred financing costs that will be capitalized or expensed.

(e)	Write-off of the existing deferred financing costs associated with the extinguishment of the Term Loan A-2 of $2 million.
(f)	In conjunction with the Merger, it is anticipated that all of HCP’s outstanding debt totaling $542 million will be paid-off at close and the related deferred financing costs of $5 million will be written-off.
(i)	The unaudited pro forma condensed consolidated balance sheet as of June 30, 2012 gives effect to the acquisition of HCP and related borrowings as if each had occurred on June 30, 2012.